SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549



                                FORM 8-A

            FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                            HON INDUSTRIES INC.
          (Exact Name of Registrant as Specified in Its Charter)

    	   Iowa	                                        42-0617510
(State of Incorporation or Organization)	         (I.R.S. Employer
                                                  Identification No.)

 	414 East Third Street
	 P. O. Box 1109
	 Muscatine, Iowa	                                    52761-7109
(Address of Principal Executive Offices)              (Zip Code)

If this form relates to the           If this form relates to the
registration of a class of            registration of a class of
securities pursuant to                securities pursuant to
Section 12(b) of the                  Section 12(g) of the
Exchange Act and is effective         Exchange Act and is effective
pursuant to General Instruction       pursuant to General
A.(c), please check the following     Instruction A.(d), please
box.    X                             check the following box.



Securities Act registration statement file number to which this form relates: 333-36433

(If applicable)

Securities to be registered pursuant to Section 12(b) of the
Act:

	Title of Each Class           Name of Each Exchange on Which
	to be so Registered           Each Class is to be Registered

Common Stock, $1.00 par value	 New York Stock Exchange

Preferred Share Purchase       New York Stock Exchange
Rights

Securities to be registered pursuant to Section 12(g) of the
Act:

None.
(Title of Class)

Item 1.	Description of Registrant's Securities To Be Registered

A.	Common Stock

Except as modified by the information set forth in the following paragraph, the information required by this item with respect to the Company's Common Stock, par value $1.00 per share ("Common Stock"), is set forth under the caption "Description of Capital Stock of the Company" in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on October 23, 1997 in connection with the Registration Statement on Form S-3 Registration No. 333-36433, of HON INDUSTRIES Inc., an Iowa corporation (the "Company"), as filed with the Commission on September 26, 1997 (as supplemented and amended through the date hereof).

The authorized capital stock of the Company consists of 200 million shares of Common Stock, par value $1.00 per share, and one million shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). At June 9, 1998, the Company had 61,660,317 shares of Common Stock issued and outstanding, held of record by approximately 5,649 shareholders, and no shares of Preferred Stock issued and outstanding.

B.	Preferred Share Purchase Rights

The information required by this item with respect to the Company's Preferred Share Purchase Rights to purchase shares of Series A Junior Participating Preferred Stock, $1.00 par value per share, is set forth in Item 1 of the Company's Registration Statement on Form 8-A filed with the Commission on July 12, 1988, as amended by the information set forth in Item 1 of the Company's Registration Statement on Form 8-A/A filed with the Commission on May 30, 1990.

Item 2.	Exhibits

(3)(i)(a) Articles of Incorporation, as amended, incorporated by reference to Exhibit 3(a) to the Company's
           Annual Report on Form 10-K for the fiscal year ended December 31, 1988.

(3)(i)(b)  Certificate of Amendment to Articles of
           Incorporation.

(3)(ii)    By-Laws, as amended.

(4)(i) Rights Agreement, dated as of July 7, 1988 between the Company and Morgan Shareholder Services Trust Company, incorporated by reference to Exhibit 1 to Registration Statement on Form 8-A filed July 12, 1988, as amended by amendment dated as of May 1, 1990, incorporated by reference to Exhibit 1 to Amendment No. 1 to Registration Statement on Form 8-A/A filed May 30, 1990.

                          	SIGNATURE


Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, on June 12, 1998.


                            								HON INDUSTRIES INC.



                            								By:	/s/ James I. Johnson
                                       ________________________
		                             						  James I. Johnson
                             								  Vice President,
                                         General Counsel and
                                         Secretary

                            INDEX TO EXHIBITS


Exhibit
Number
________

(3)(i)(a) Articles of Incorporation, as amended, incorporated by reference to Exhibit 3(a) to the Company's Annual
           Report on Form 10-K for the fiscal year ended December
           31, 1988.

(3)(i)(b)  Certificate of Amendment to Articles of Incorporation.

(3)(ii)    By-Laws, as amended.

(4)(i) Rights Agreement, dated as of July 7, 1988 between the Company and Morgan Shareholder Services Trust Company, incorporated by reference to Exhibit 1 to Registration Statement on Form 8-A filed July 12, 1988, as amended by amendment dated as of May 1, 1990, incorporated by reference to Exhibit 1 to Amendment No. 1 to Registration Statement on Form 8-A/A filed May 30, 1990.